Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-263328
September 9, 2022

ALOPEXX, INC.

IMMUNE THERAPEUTICS FOR MICROBIAL DISEASES

Investor Presentation
Summer 2022

Forward Looking Statements

ALOPEXX, Inc.

This presentation contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this presentation, including statements regarding Alopexx, Inc.'s (the "Company") strategy, future operations, future financial position, projected costs, prospects, plans, and objectives of management, are forward-looking statements. The words "anticipate," "believe," "continue," "could," "depends," "estimate," "expect," "intend," "may," "ongoing," "plan," "potential," "predict," "project," "target," "should," "will," "would," and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The Company may not actually achieve the plans, intentions, or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements. In addition, the forward-looking statements included in this presentation represent the Company's views as of the date of this presentation. The Company anticipates that subsequent events and developments will cause its views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of this presentation.

This presentation highlights basic information about us and the proposed offering. Because it is a summary, it does not contain all of the information you should consider before investing.

The Company has filed with the U.S. Securities and Exchange Commission (the "SEC") a registration statement (including a prospectus) to which this presentation relates, but such registration has not been declared effective. Before you invest, you should read the prospectus, including the Risk Factors therein, and the documents incorporated by reference or filed as exhibits to the registration statement, the complete information about the Company and this offering. You may access these documents for free by visiting EDGAR on www.sec.gov. Alternatively, copies of the preliminary prospectus may be obtained from ThinkEquity LLC, Prospectus Department, 17 State Street, 41 st floor, New York, NY 10004, telephone (877) 436-3673 or email prospectus@think-equity.com.

This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in a jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws jurisdiction. The offering will only be made by means of a prospectus pursuant to a registration statement that is filed with the SEC after this statement becomes effective.

Offering Summary

ALOPEXX, Inc.

Issuer	Alopexx, Inc.
Listing/Symbol	Nasdaq / ALPX
Expected Offering Size	$15,000,000
Expected Price	$5.00
Shares Offered	3,000,000
Over-Allotment	15%
Use of Proceeds	Advance clinical trials, manufacturing, general corporate purposes
Sole Book Runner	ThinkEquity

Our Pipeline

Two proprietary, clinical, immune therapeutic candidates targeting PNAG:

F598

Fully human monoclonal antibody

AV0328

Chemically synthesized vaccine

- First-in-man and pilot clinical studies completed
- Phase II proof-of-concept trials planned for both the antibody and vaccine
- **Potential to create the first broad-spectrum anti-infective immune therapeutics**

The Need

Reducing the World's Reliance on Antibiotics

The Target PNAG

- Unique target found on a wide and expanding range of microbes
- Immune targeting of PNAG could avoid or reduce the need for antibiotics

Market Opportunity

- Peak sales >$2B for initial indication for each asset
- Expansion to other indications possible

Intellectual Property

- Covered by multiple patents
- Patent protection through 2040

Management

- Executive Team and Board have deep experience in drug development and with the financial community
- Co-Founder identified PNAG

Antibiotics vs Immune Therapy

ALOPEXX, Inc.

Antibiotics

- Kill or inhibit growth of bacteria
- ~ 100 approved antibiotics
- Use in humans associated with alteration in gut flora
- Widespread use in humans and animals has led to the development of resistance
  - ~ 22 million pounds of antibiotics are consumed yearly in the US alone
  - Bacteria multiply rapidly (new generation every 20-30 min)
  - Low levels of antibiotics end up in water, food and soil
- Resistance to antibiotics now occurs ~1 year after introduction

Antibiotics are most effective if they are not broadly utilized.

White Blood Cells Ingesting and Killing Bacteria


Bacteria
Macrophage

Immune Therapies

- Utilizes, augments, and directs the body's immune response
- 2 approaches - Antibodies & Vaccines
- Have been shown to be highly effective & safe
- Low risk of resistance
  Unlike antibiotics the vaccine, antibody and immune cells do not leave the body
- Limitation
  Current Immune therapies are highly specific

Immune therapies are most effective if they are widely utilized.

Broad-spectrum immune therapeutics that could prevent or reduce the need for antibiotics are needed.

N Engl J Med 2013; 369:2474-2476 DOI: 10.1056/NEJMp1311479
CDC DOI: 10.1056/NEJMp1311479

Reducing Reliance on Antibiotics

AMR is a killer!

AMR happens when bacteria, fungi and parasites become resistant to antibiotics

GLOBAL IMPACT

~ **5M** deaths/year

AMR increases the risk, morbidity, and mortality from infections

- Surgical procedures
- Trauma
- Admission to Intensive Care Units
- Cancer Chemotherapy
- Immunocompromised Individuals
- Sexually transmitted diseases

Creates significant financial costs

$55B CDC estimated cost per year	**$20B** for healthcare	**$35B** for loss of productivity

CDC

DOI: 10.1056/NEJMp1311479

A Therapeutic Paradigm Shift

Vaccines and antibodies that prevent infections are very specific to the microbe being targeted.

Need different vaccines and antibodies for each microbe.

IS THERE A BROAD-SPECTRUM APPROACH?

PNAG - (Poly *N*-Acetyl Glucosamine)

- **Critical component** of the surface of bacteria & fungi causing serious infections
- Needed for microbial survival and **ability to cause disease**
- Used by microbes to adhere to tissues and **surgically implanted prostheses**
- **Majority of bacterial and fungal microbes produce PNAG**
- Currently identified on **over 75 separate bacterial and fungal microbes** including many antibiotic resistant ones

PNAG is an ideal target for immune therapeutics

one target for many infections

Microbes expressing PNAG on their surface

(green color)


Pneumococcal Pneumonia
Strep Infection
Lyme Disease
Staph Infection
(red is bacterial capsule)
Malaria
Highly Antibiotic Resistant Bacteria

Pipeline Summary

Compound	Initial Therapeutic Focus	Discovery	Pre-Clinical	Phase I	Phase II	Phase III
mAb F598	Prevention of Hospital Acquired Infections	▬	▬	▶		
Vaccine AV0328	Expanded Coverage when added to Existing Vaccines	▬	▬	▶		

Non-Overlapping Utility of Antibody and Vaccine	mAb F598	Vaccine AV0328
Immediate protection	✓	
Long-Term protection		✓
Effective in active infections	✓	
Effective in immune compromised patients	✓	
Prevention/Treatment of AMR	✓	✓

Monoclonal Antibody F598

- All genetic components derived from humans
- First-in-man and pilot clinical studies completed

Specific initial indication

- Prevention of hospital-acquired infections in intensive care unit patients

Vaccine AV0328

- Chemically synthesized
- COGs < $1.00/dose
  Far lower than commercially available vaccines
- First-in-man clinical study completed

Specific initial indication

- Complementary vaccine for current *S. pneumo* infections

Prevention of Pneumococcal Infections

Vaccine AV0328

ALOPEXX, Inc.

Current Status

Conventional vaccines while effective are highly specific

- **Serotype-specific vaccines target antigens unique to a subset of the microbial species**
- **100+ known *S. pneumoniae* serotypes**
  Prevnar 13 protects against 13 serotypes
- **To broaden coverage, newer vaccines include additional serotype-specific components**
  Prevnar 7 → Prevnar 13 → Prevnar 20
- **Despite limited coverage Prevnar sales > $5.5B**

Challenges/Opportunities

Prevnar introduction has resulted in an increase in infections caused by uncovered serotypes

- Found to vary by age and geography
- Serotype-specific vaccines becoming less effective at targeting *S. pneumo* globally
- Cannot hope to contain all or most of the 100+ serotype-specific antigens in a single vaccine

Serotypes Causing Majority of *S. pneumoniae* Infections in Adults Before and After Prevnar7 and Prevnar13 Introduction



Uncovered Serotypes
Covered Serotypes
12
5
14
6
14
?
Before Prevnar
After Prevnar7
After Prevnar13
After Prevnar 20

Nature Sci Rep 10, 18977 (2020).
https://doi.org/10.1038/s41598-020-75691-5

There is a need for a single component vaccine that can cover all serotypes.

ALOPEXX, Inc.

Clinical Experience

- First-in-man trial completed in healthy adult volunteers
- Phase II ready
- Active IND for future studies

Clinical Safety

- AV0328 well-tolerated
- Minimal local reactions
- No increased side effects with 2nd dose

Efficacy

- At the highest doses:
  Killing of all PNAG-positive microbial species and strains tested

Includes all S. pneumo strains tested

Microbe	Strain	Outcome
N. gonorrhoeae	UNC25 A442089 15253 H041 CTR-SPAIN	POS POS POS POS POS
N. meningitidis Serogroup A	Z2087	POS
N. meningitidis Serogroup B	B16B6 M2996 NMB H44/76 M981 M992	POS POS POS POS POS POS
N. meningitidis Serogroup C	89-1	POS
N. meningitidis Serogroup W	W171	POS
N. meningitidis Serogroup X	BF	POS
N. meningitidis Serogroup Y	Y2220	POS
A. baumannii	S1	POS
C. albicans	SC5314	POS
S. pneumoniae	TIGR 4 (4) Spn 6B (6B) 246 (14) EF3030 (19F) 11865 (9V) Spn 212 (22F) Spn 255 (31B) Spn 080 (8)	POS POS POS POS POS POS POS POS
S. aureus	MN8 (CP8)	POS
MRSA	USA300 (No CP) USA100 (CP5) Sanger 256 (CP8)	POS POS POS
E. coli	NDM1 MCR1	POS POS
K. pneumoniae	KPN NDM 1 KPN-KPC	POS POS
S. typhi	TY2	POS

Potential Role in the Prevention of *Streptococcus pneumoniae* Infections

VACCINE AV0328

ALOPEXX, Inc.

RATIONALE

- **PNAG expressed on 100% of S. pneumoniae serotypes tested**

  Expression noted in clinical samples

- **Vaccine AV0328**

  Single component vaccine that may cover all serotypes

BROAD-SPECTRUM COVERAGE OF AV0328 LENDS ITSELF TO A UNIQUE INITIAL APPROACH

- Will serve as a complementary vaccine to existing or future serotype-specific vaccines

  Could expand coverage to remaining serotypes

- No other *S. pneumoniae* vaccine in development offers this degree of coverage



Expression of PNAG by *S. pneumoniae* in infected human lung

Red = antibody to *S. pneumoniae* cells;

Green = MAb to PNAG

Based on feedback from FDA and Expert Panel there is now a developmental road map for use of AV0328 in the prevention of *S. pneumoniae* infections

Proposed Indication

"AV0328 is indicated for adults 18 years of age and older for the prevention of pneumococcal pneumonia and invasive disease caused by *Streptococcus pneumoniae* serotypes not covered by serotype-specific vaccines"

FEEDBACK FROM FDA AND EXPERT PANEL

FDA and Expert Panel supported utilization of AV0328 as a complementary vaccine

Market Potential Assessment
Vaccine AV0328

ALOPEXX, Inc.

3 Indications Evaluated

- *S. pneumoniae*
- Sexually Transmitted Diseases (STDs)
- *N. meningitidis*

Assumptions

AV0328 would complement existing vaccines

PRICE	**$60**/dose- Base Case
UPSIDE	**$90**/dose
DOWNSIDE	**$45**/dose for Canada and EU


Peak expected Global Revenues
$2.0B
$690M
$350M
$3.0B
S. pneumoniae
STDs
N. meningitidis
TOTAL

* assumes AV0328 is approved for both S. pneumoniae and N. meningitidis

Hospital Acquired Infections (HAIs)

ALOPEXX, Inc.

~ 1.7 million HAIs

Centers for Disease Control estimate

- Cause or contribute to 99,000 deaths/year in the US
- Substantial morbidity, mortality, and expense
- Many caused by AMR pathogens

FOCUS ON INTENSIVE CARE UNITS (ICU)

20% Prevalence of HAIs is very high
Leading cause of death in non-cardiac ICUs

40% of all ICU expenditures


Healthcare Associated Infections: The Unknown Killer
Healthcare Associated Infections (HAIs) affect millions of people and add billions of dollars to healthcare costs in the U.S. annually. HAIs are an unintended consequence of care delivered by healthcare organizations. Scientific evidence suggests that most HAIs are preventable.
If you are admitted to a hospital, you have a 5% chance of contracting an HAI
5
22
Your length of stay in the hospital increases by 17.6 days if you get an HAI
1.7 million
people per year get an infection during a hospital stay
98,987
people in the U.S. die annually from HAIs
System $35 Billion/yr
Patient $1,100 per admission
9.4% of total inpatient costs are HAI related
69%
More than ⅔ of HAIs affect people with Medicare or Medicaid
HAIs kill more people each year than Breast Cancer and Prostate Cancer combined.
HAIs 98,987
healthymagination

HAIs felt to be potentially preventable

Medicare imposing financial penalties to encourage hospitals to reduce incidence of HAIs.

Estimating HAIs and Deaths in US Hospitals, Klevens, 2002
The Direct Medical Costs of HAIs in US Hospitals and the Benefits of Prevention., CDC Mar 2009
https://www.cdc.gov/policy/polaris/healthtopics/hai/index.html

mAb F598

Monoclonal Antibody for Prevention of Infection in ICU Patients

ALOPEXX, Inc.

Clinical Experience

- Phase I & Phase II pilot trials completed
- Active IND for future studies

Clinical Safety

- Well tolerated
- No significant toxicities observed
- Long half-life
  - ~20 - 30 days
  - Antibody detected up to day 50

Potential for a single infusion to provide 2-3 months of protection


0.86 mg
8.59 mg
17.18 mg
4.30 mg
12.89 mg


OPK Titer 1/N
Days

Killing of Microbes by F598

- *Staphylococcus aureus*
- *S. epidermidis*
- *Neisseria gonorrhoeae*
- *N. meningitidis*
- *Hemophilus influenzae type b*
- *Streptococcus pneumoniae*
- *S. pyogenes*
- *Bordetella pertussis*
- *Franciscella tularensis LVS*
- *Burkholderia cepacia complex*
- *Candida albicans*
- *Aspergillus flavus*
- *A. fumigatus*
- *Fusarium solani*
- *Enterococcus faecalis*
- *Escherichia coli*
- *Klebsiella pneumoniae*
- *Enterobacter cloacae*
- *Acinetobacter baumannii*
- *Mycobacterium avium*
- *Listeria monocytogenes*

mAb F598

Prevention of Infections in ICU Patients

ALOPEXX, Inc.

Gram-positive Bacteria, Gram-negative Bacteria and Fungi Associated with HAIs

CDC List

Organism	PNAG Expression
Acinetobacter	Positive
Burkholderia cepacia	Positive
Candida auris	Positive
Clostridioides difficile	Positive
Clostridium sordellii	NT
Enterobacterales (carbapenem-resistance)	Positive
ESBL-producing *Enterobacterales* (extended-spectrum β-lactamase-producing)	Positive
Escherichia coli	Positive
Klebsiella pneumoniae	Positive
Methicillin-resistant *Staphylococcus aureus* (MRSA)	Positive
Non-tuberculous Mycobacteria (NTM)	Positive
Pseudomonas aeruginosa	Negative
Staphylococcus aureus	Positive
Mycobacteria tuberculosis (TB)	Positive
Vancomycin-intermediate *Staphylococcus aureus*	Positive
Vancomycin-resistant *Staphylococcus aureus*	Positive
Vancomycin-resistant *Enterococci* (VRE)	Positive

https://www.cdc.gov/hai/organisms/organisms.html

- Majority of hospital-acquired pathogens produce PNAG
- mAb F598 used to prevent or mitigate development of HAIs in ICU patients
- **Would be consistent with Medicare directive to prevent HAIs**

Alopexx is uniquely positioned to perform a large phase II study in this setting.

Collaboration with Paris APHP, public hospital consortium
David Skurnik, MD, PhD, key opinion leader

- Worked on development of antibody and vaccine
- Heads a coalition of investigators and institutions interested in performing the study

Demonstrating that mAb F598 can reduce the morbidity/mortality associated with HAIs in ICU patients would constitute a major health advance.

Market Potential Assessment

mAb F598

ALOPEXX, Inc.

ANALYSIS LIMITED TO US, CANADA AND EU5

3 Indications Evaluated

- ICU patients (only a subset of patients – those colonized with MRSA, used for analysis)
- Emergency Abdominal Surgery
- Graft vs Host Disease

Assumptions

F598 would be added to existing standard of care

PRICE	**$5,000** US & Canada **$4,000** EU5
SHARE	**30%** US **25%** Canada & EU5



Peak expected Global Revenues
$2.3B
$670M
$70M
$3.0B
ICU
Emergency Abd Surgery
Graft vs Host
TOTAL

Timeline & Milestones

ALOPEXX, Inc.


2022
2023
2024
mAb F598
CMC
mAb F598 for clinical trials
Fast track submission antibody
Meeting with EU health authorities
Clinical
Phase 2 Proof-of Concept ICU Study
Complete accrual ICU study
End of phase 2 meeting with FDA for antibody
Vaccine AV0328
Clinical
Initiation of ≥ 65 y/o study
Fast Track submission vaccine
Complete accrual vaccine study
End of phase 2 meeting with FDA for vaccine
Clinical
- Phase 2 Proof of-concept
- Dose schedule trial in healthy volunteers
Pre-Clinical
Validated opsonic assay
CMC
Vaccine for clinical trials and formulation Work
Pre-Clinical
S. pneumoniae disease model

Intellectual Property

ALOPEXX, Inc.

Covered by multiple US and International Patents

12824510	Poly-N-Acetyl Glucosamine - Binding Peptides and Methods of use Thereof	Expires 2029
40405927	Anti-Microbial Vaccine Compositions	Expires 2040
38953665	Methods For Providing Continuous Therapy Against PNAG Comprising Microbes	Expires 2040
38905796	Low Contaminant Antimicrobial Vaccines	Expires 2040

Synthesis of PNAG oligosaccharide also covered by a trade secret agreement

Monoclonal antibody produced using a proprietary master cell bank



Competitive Landscape

Pipeline Status and Market Capitalization*

	Pre-Clinical	Clinical		Approved	
Vaccine	Vaxcyte	CureVac	Inovio	Novavax	Moderna
	$1.58B	$2.93B	$606.04M	$2.86B	$56.25B
mAb	Immunome	TFF Pharmaceuticals	adagio	AbCellera	
	$63.67M	$129.77M	$487.56M	$3.27B	

* Market Caps as of August 23, 2022

Cap Table

ALOPEXX, Inc.

Pro Forma Pre-IPO Capitalization Table	
Common Shares Outstanding[1]	4,847,178
Options[2]	1,300,000
Warrants	0
Fully Diluted Shares Outstanding	6,147,128

1. *Includes 207,178 shares upon conversion of notes at a 25% discount to the offering price, which is assumed to be $5*
2. *To be issued post-offering, exercise price will take the price of this offering*

Management

ALOPEXX, Inc.

Daniel R. Vlock, MD President, CEO, Director	Thomas T. Thomas, CFA Chief Financial Officer	Gerald B. Pier, PhD Chief Scientific Officer	William W. Chin, MD Senior Strategic Advisor , Director	Christine de los Reyes, PharmD, MBA Chief Business Officer, Chief Commercialization Officer
– Co-Founder – > 25 years of pharmaceutical experience	– Corporate Treasurer, Genentech	– Co-Founder – Professor of Medicine, Microbiology and Immunology, Harvard Medical School	– Senior VP Discovery Research and Clinical Investigation, Eli Lilly – EVP Science and Regulatory Advocacy, CMO, Pharmaceutical Research and Manufacturers of America (PhRMA)	– Executive Director of Licensing & Development, Pfizer – > 30 years pharmaceutical experience
Yale University School of Medicine Harvard Medical School UPMC University of Pittsburgh Medical Center Johnson & Johnson PHARMACIA Boehringer Ingelheim	Genentech GE Capital Del Monte	Harvard Medical School Brigham and Women's Hospital	Harvard Medical School Lilly PhRMA	Pfizer BiotechPartnering Solutions, LLC

Non-Employee Directors

Gail Cassell, PhD, D. Sc. (hon)	Richard Cohen[1]	Peter Honig, MD, MPH	Ann MacDougall, JD [2,3]	Peter J. Werth
Independent Director Designee	Independent Director Designee	Independent Director Designee	Independent Director Designee	Director
– Former Vice President, Infectious Diseases Drug Discovery and Development, Eli Lilly and Company	– Former Board Member, Chair of the Audit Committee, Rodman and Renshaw	– Former Head Worldwide Safety and Regulatory Affairs, Pfizer	– Former General Counsel, PwC-US – Board Member- Opiant Pharmaceuticals – Former Interim Board Chair, Progenics Pharmaceuticals	– Founder and CEO of ChemWerth Inc

(1) Chair Audit Committee.
(2) Chair Compensation Committee.
(3) Chair Governance Committee

Investment Summary

ALOPEXX, Inc.

- Developed immune therapeutics capable of addressing a significant and growing medical need
  Reducing the world's reliance on antibiotics
- The target, PNAG is present on a wide and expanding range of microbes
  Including AMR pathogens
- Two immune therapeutic clinical candidates, **Phase II ready**
  - mAb F598
  - Vaccine AV0328
- Potential **market opportunity** in excess of **$4 billion**
- **Strong IP portfolio** through 2040
- **Seasoned** commercial large pharma **management team**



ALOPEXX, Inc.

Thank You!

Contact us:

186 Alewife Brook Pkwy #1068
Cambridge, MA 02138

info@alopexx.com

ALOPEXX, Inc.

BACK-UP SLIDES

Why Would So Many Microbes Make PNAG?

ALOPEXX, Inc.

PNAG


β-1-6-linked N-acetyl glucosamine: PNAG
β-1-6

Closely Related to

Chitin


β-1-4
β-1-4-linked N-acetyl glucosamine: Chitin-Invertebrates



- Survival strategy
- Protection from external environment
- Loss of PNAG leads to diminished resistance to environmental stress and greater clearance by the host



- Component of invertebrate exoskeleton
- Protection from external environment

Targeting PNAG offers the potential of creating the **first broad-spectrum anti-infective immune therapeutics**

Alopexx has **developed proprietary immune therapeutics** that can effectively target PNAG

Targeting dPNAG

Impact of de-acetylation and mechanism of action

ALOPEXX, Inc.



PNAG
Antibodies Targeting Native Acetylated PNAG
Bind to Acetates on Native PNAG
dPNAG
Antibodies Targeting Native Acetylated PNAG
Bind to Acetates on Native PNAG
Antibodies
Acetyl Group

INEFFECTIVE IMMUNITY

- ✗ Natural antibodies to PNAG preferentially target surface acetyl groups
- ✗ Spatial location off acetyl groups prevents antibody cross-bridging by complement and induction of protective immunity (opsonization or bactericidal killing).

Antibody-Induced Bacterial Killing



Complement protein
Bacterium
Phagocyte
Complement Activation
Opsonization

INEFFECTIVE IMMUNITY

- ✓ Antibody to dPNAG targets PNAG backbone
- ✓ Permits antibody cross-bridging by complement and induction of protective immunity
- ✓ Antibodies to dPNAG target the backbone on native acetylated and de-acetylated PNAG

Efficacy of Targeting PNAG Demonstrated in Numerous Animal Studies

ALOPEXX, Inc.

Pathogen	Animal	Infection Model	
S. aureus	Mouse	• Lethal peritonitis • Bacteremia • Skin infection	• Corneal Keratitis • Lethal systemic infection
E. coli	Mouse	• Lethal peritonitis	• Oral infection with Shiga-toxin producing strains
Burkholderia complex	Mouse	• Lethal peritonitis	
A. baumannii	Mouse	• Bacteremia	• Pneumonia
N. meningitidis serogroup B	Mouse	• Neonatal infection	
N. gonorrhoeae	Mouse	• Conjunctivitis	
S. pyogenes	Mouse	• Lethal infections	
L. monocytogenes	Mouse	• Lethal infections	
S. pneumoniae	Mouse	• Pneumonia	• Corneal infections
K. pneumoniae	Mouse	• Pneumonia	
C. albicans	Mouse	• Keratitis	
P. berghei	Mouse	• Malaria	
R. equi	Horse	• Pneumonia	
S. aureus	Sheep	• Mastitis	• Lethal infection
A. pleuropneumoniae	Pig	• Pneumonia	

14+ pathogens studied in > 20 infection models



Log10CFU/mouse lung
6.0
5.0
4.0
3.0
2.0
1.0
0.0
-2.7 log
***
-0.5 log
NS
-1.5 log
***
-3.0 log
***
Vehicle
Cefotaxime (30mg/kg)
12.5
25
50
(MAb F598 (µg/mouse IV)

mAb F598 is as effective as the antibiotic Cefotaxime in preventing *Streptococcus pneumoniae* lung infections in mice. Independent study performed by Sanofi Aventis.



Proportion of Foals with Pneumonia
Pneumonia
Healthy
1/12 (8%)
91%
Relative Risk Reduction
6/7 (86%)
Mare Vaccinated
Mare Unvaccinated

Vaccine AV0328 protected horse foals against *Rhodococcus equi* infection: An intracellular infection similar to TB. Study conducted at Texas A&M Veterinary School, Noah Cohen and colleagues

Potential Indications and Initial Focus

ALOPEXX, Inc.

Setting	Relevant Areas	Indications
Infectious Diseases	Prevention in high-risk populations	• ICU patients • Emergency abdominal surgery • Neonatal infections • Burn patients • Trauma patients • Immunocompromised patients
	Expansion of existing vaccines	• Pneumococcal pneumonia • Meningitis
	Antibiotic resistant organisms	• WHO identified threat organisms
	Sexually Transmitted Diseases	• Gonorrhea • Chlamydia
	Chronic and Difficult to treat Infections	• Chronic Lyme disease • Recurrent urinary tract infections • Eye infections • Prosthetic joint infections
Non-infectious diseases	Conditions where deposition of PNAG-containing microbial fragments in internal organs can cause disease	• Alzheimer's Disease • Diabetes • Cancer • Traumatic brain injury • Graft vs Host Disease

Compound	Setting	Indication	Discovery	Pre-Clinical	Phase I	Phase II	Phase III
mAb F598	**Hospital Acquired Infections**	ICU Infections	Initial Indication				
mAb F598		Emergency Abdominal Surgery/ Trauma					
Vaccine AV0328	**Expansion of Existing Vaccines**	*S. pneumoniae* infections	Initial Indication				
Vaccine AV0328		*N. meningitidis* infections					